Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2013 with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Resource Real Estate Opportunity REIT, Inc., which are incorporated by reference in this Registration Statement on Form S-11 (File No. 333-160463). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 16, 2013